Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports Second Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, August 1, 2008 — Bank of the Carolinas Corporation (Nasdaq Capital Market: BCAR), today reported financial results for the three and six months ended June 30, 2008.

For the three-month period ended June 30, 2008, the Corporation incurred a net loss of $259,000, as compared to net income of $592,000 in the second quarter of 2007. Diluted income (loss) per share was ($.07) for the second quarter of 2008 compared to income of $.15 for the comparable quarter of 2007. For the six-month period ended June 30, 2008, the Bank reported a net loss of $264,000 compared to net income of $1,372,000 for the same six-month period of 2007. Diluted income (loss) per share amounted to ($.07) for the six-month period ended June 30, 2008 compared to income of $.35 per diluted share for the same period of 2007.

In discussing the Company’s results, Robert Marziano, President and CEO, stated, “We are very disappointed with our results, not only for the second quarter, but year-to-date in 2008. This is a trying economic environment, and our results reflect that. Along with many of our peers, Bank of the Carolinas has experienced increased levels of non-performing assets over the last year. However, based on our best determination of current market values, our bank has written down these assets to realizable amounts, reserved for potential losses and we remain well-capitalized. While excessive land development and construction credits have proven troublesome to the industry, these loans at Bank of the Carolinas remain relatively stable at a modest 14.6% of our portfolio.”

Addressing liquidity and expense control, Marziano continued, “As evidenced by a $19.7 million increase in our savings balances at June 30, 2008 compared to June 30, 2007, a key focal point for our bank is to increase core funding so that we are less dependent on volatile liabilities and, therefore, less sensitive to interest rate swings. Additionally, we have reduced and will continue to reduce costs where doing so does not adversely impact our ability to serve our loyal customers. We regard our customers as our greatest asset.”

The Company’s non-performing assets were $14.4 million at June 30, 2008, or 3.6% of outstanding loans. While the reported amount is at a historically high level, it is inflated by the inclusion of one credit relationship of approximately $4.9 million for which 75% of any loss incurred by the Bank is guaranteed by the US Department of Agriculture. Presently the Bank expects no significant loss with regard to that particular credit. Excluding this credit, non-performing assets would amount to $9.5 million, or 2.3% of outstanding loans.

Principal factors leading to the decrease in net income for the three and six-month periods ended in 2008, relative to 2007, were a decline in the Company’s net interest income, an increase in the provision for loan losses and increased non-interest expense. For the six-month period ended in 2008, the net interest margin declined to 2.75% from 3.35% in 2007. For the six-month period ended June

30, 2008, approximately $197,000 or 15.0% of the decline in our net interest margin was attributable to the loss of income associated with non-accrual loans. The increase in the provision for loan losses of $621,000 for the six-months ended June 30, 2008 relative to 2007 was related to additions to specific reserves for impaired loans the Company identified. While non-interest expense overall was stable from the first to second quarters of 2008, for the comparable six-month periods, 2008 non-interest expense increased approximately $1.1 million over 2007 levels. Salaries and benefits increased $761,000, occupancy expense increased $141,000 and other non-interest expense increased $204,000 for the current year period. The increased salary and benefit and occupancy expense levels are comprised of normal salary adjustments plus increased staffing and occupancy costs associated with two banking offices opened in mid-2007. The Company experienced growth in non-interest income of 9.7% and 7.7%, respectively, for the three and six month periods in 2008 versus 2007.

Total assets at June 30, 2008 amounted to $511.9 million, an increase of 12.1% when compared to the June 30, 2007 amount of $456.9 million. Net loans increased 14.1% over the prior year to $402.2 million, while deposits grew to $414.3 million, a 7.1% increase. The allowance for loan losses was 1.12% of total loans as of June 30, 2008, and the ratio of annualized net charge-offs to average loans was 0.40%.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Capital Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Michelle L. Clodfelter

Principal Financial Officer

Bank of the Carolinas

(336) 751-5755

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands, Except Share Data)

(Unaudited)

	June 30
	2008	2007
Assets
Cash and Due from Banks	$8,047	$5,364
Interest-Bearing Deposits in Banks	7,834	3,418
Federal Funds Sold	—	969
Securities Held to Maturity	1,000	—
Securities Available for Sale	57,448	64,564

Loans	406,713	355,750
Less, Allowance for Loan Losses	(4,538)	(3,425)

Total Loans, Net	402,175	352,325
Properties and Equipment	15,181	12,303
Other Assets	20,228	17,910

Total Assets	$511,913	$456,853

Liabilities

Non-interest Bearing Demand Deposits	$32,683	$30,613
Interest Bearing Demand Deposits	59,408	62,296
Savings Deposits	31,672	12,012
Time Deposits	290,582	282,072

Total Deposits	414,345	386,993

Borrowings	46,155	26,500
Fed Funds Purchased and Repurchase Agreements	10,203	2,111
Other Liabilities	1,446	2,556

Total Liabilities	472,149	418,160

Shareholders’ Equity
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,987,374 Shares in 2008 and 3,852,992 Shares in 2007	19,937	19,265
Additional Paid-In Capital	11,828	11,505
Retained Earnings	7,816	8,281
Accumulated Other Comprehensive Income (Loss)	183	(358)

Total Shareholders’ Equity	39,764	38,693

Total Liabilities and Shareholders' Equity	$511,913	$456,853

Bank of the Carolinas Corporation

Consolidated Statements of Operation

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Interest Income
Interest and Fees on Loans	$6,603	$7,285	$13,694	$14,594
Interest on Securities	710	699	1,436	1,313
Federal Funds Sold	38	184	114	361
Deposits in Other Banks	2	1	6	5

Total Interest Income	7,353	8,169	15,250	16,273

Interest Expense
Deposits	3,808	4,311	8,194	8,561
Borrowed Funds	388	303	661	588

Total Interest Expense	4,196	4,614	8,855	9,149

Net Interest Income	3,157	3,555	6,395	7,124
Provision for Loan Losses	781	412	1,095	474

Net Interest Income After Provision for Loan Losses	2,376	3,143	5,300	6,650

Other Income
Customer Service Fees	347	266	639	502
Mortgage Loan Broker Fees	31	31	67	62
Investment Services	6	56	15	99
Increase in CSV of Life Insurance	92	86	180	168
Other Income	42	33	69	70

Total Other Income	518	472	970	901

Noninterest Expense
Salaries and Benefits	1,802	1,418	3,696	2,935
Occupancy and Equipment	481	421	980	839
Other Noninterest Expense	1,008	940	1,996	1,792

Total Noninterest Expense	3,291	2,779	6,672	5,566

Income (Loss) Before Income Taxes	(397)	836	(402)	1,985
Income Taxes	(138)	244	(138)	613

Net Income (Loss)	$(259)	$592	$(264)	$1,372

Net Income (Loss) Per Share
Basic	$(0.07)	$0.15	$(0.07)	$0.36
Diluted	$(0.07)	$0.15	$(0.07)	$0.35

Weighted Average Shares Outstanding
Basic	3,967,400	3,837,533	3,944,205	3,833,146
Diluted	3,967,400	3,943,364	3,944,205	3,947,383

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Six Months Ended June 30
	2008	2007	Change*
Financial Ratios
Return On Average Assets **	-0.10%	0.60%	(70	) BP
Return On Average Shareholders’ Equity **	-1.33%	7.18%	(851)
Net Interest Margin **	2.75%	3.35%	(60)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	0.40%	0.44%	(4	) BP
Nonperforming Loans To Total Loans	2.95%	0.95%	200
Nonperforming Assets To Total Assets	2.82%	0.96%	186
Allowance For Loan Losses To Total Loans	1.12%	0.96%	16

*	BP denotes basis points
**	Ratio Annualized